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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               Celsion Corporation
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             (Exact Name of Registrant as Specified in Its Charter)

     Maryland                                               52-1256615
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(State of Incorporation                                   (IRS Employer
or Organization)                                       Identification no.)

10220-I Old Columbia Road, Columbia, Maryland                         21046-1705
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   (Address of principal executive offices)                           (Zip Code)

If this form relates to the                     If this form relates to the
registration of a class of                      registration of a class of
securities pursuant to Section                  securities pursuant to Section
12(b) of the Exchange Act and is                12(g) of the Exchange Act and is
effective pursuant to General                   effective pursuant to General
Instruction Act A.(c), please                   Instruction Act A.(d), please
check the following box. [X]                    check the following box. [ ]

Securities Act registration statement file number to which this
form relates:                                                        002-93826-W
                                                                 ---------------
                                                                  If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

   Title of Each Class                       Name of Each Exchange on Which
   to be so Registered                       Each Class is to be Registered
   -------------------                       ------------------------------

Common Stock, par value $0.01 per share                  American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

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Item 1.  Description of Registrant's Securities to be Registered.

     Holders of common stock, par value $0.01 per share (the "Common Stock"), of Celsion Corporation (the "Company") to be registered hereunder are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Common stockholders do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a dissolution, liquidation or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. Until the election of directors at the Company's Annual Meeting (scheduled for June 1, 2000), Company's Board of Directors is classified. Thereafter, pursuant to an amendment to the Company's bylaws, the Board no longer will be classified. The Company has authorized (and outstanding) shares of its Series A 10% Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"). Holders of Preferred Stock are entitled to receive cumulative dividends at the annual rate of 10% of the Original Cost per share thereof ($1,000) when, as and if declared by the Company's Board of Directors, in preference to any dividends on the Common
Stock Upon liquidation, the Preferred Stock is entitled to a liquidation preference per share equal to the Original Cost plus any accrued and unpaid dividends thereon, in preference to payment of any amounts in respect of the Common Stock.

Item 2.  Exhibits.

     Pursuant to the Instructions as to Exhibits, no exhibits are required to be filed herewith.

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                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            Celsion Corporation

Date:    May 26, 2000                        By: /s/ SPENCER J. VOLK
                                               ---------------------------------
                                               Spencer J. Volk
                                               President and
                                               Chief Executive Officer